EXHIBIT 99.1

GoPro Appoints Jim Lanzone to Board of Directors

SAN MATEO, Calif., August 30, 2018 -- GoPro, Inc. (NASDAQ: GPRO) today announced that Jim Lanzone, Chief Digital Officer of CBS Corporation and CEO of CBS Interactive, has joined GoPro’s Board of Directors.

“We are proud that GoPro attracts leaders like Jim Lanzone to our board,” said Nicholas Woodman, GoPro’s CEO and Founder. “Jim’s skill as an entrepreneur and operator of companies with globally respected brands is a valuable addition to our already impressive board.”

As Chief Digital Officer of CBS, Lanzone has driven CBS’s digital strategy and transformation across its operating divisions, including the development of CBS’ pioneering suite of digital streaming services such as CBS All Access, CBS Sports HQ and CBSN. Lanzone is also the CEO of CBS Interactive, the 7th largest Internet property in the United States. Under his leadership, CBS Interactive’s audience and engagement has more than doubled.

Prior to CBS, Lanzone was co-founder and Chief Executive Officer of Clicker Media Inc., which was acquired by CBS in 2011. Lanzone was previously the CEO of Ask.com (formerly Ask Jeeves), a top 10 global web property and leading search engine acquired by IAC/InterActiveCorp in 2005.

“GoPro is known for enabling the world to capture and share its passion in the form of immersive and engaging content,” said Lanzone. “I look forward to working with Nick and the rest of the Board on the company’s vision for the future.”

Mr. Lanzone’s appointment became effective on August 29 of this year.

About GoPro, Inc. (NASDAQ: GPRO)
GoPro helps the world celebrate and share itself in immersive and exciting ways.

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